                                                                      EXHIBIT 12

INACOM CORP. AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES
THREE YEAR PERIOD ENDED DECEMBER 26, 1998


                                                     1998       1997       1996
                                                  --------   --------   --------
Earnings ......................................   $ 42,584   $ 29,456   $ 18,733
Add provision for income taxes ................     29,713     20,415     12,986
                                                  --------   --------   --------

                                                    72,297     49,871     31,719
                                                  --------   --------   --------

Fixed Charges:
  Financing expense............................     33,785     29,024     20,405
  Interest factor portion of rentals ..........      6,885      5,981      3,993
                                                  --------   --------   --------

    Total fixed charges .......................     40,670     35,005     24,398
                                                  --------   --------   --------

Earnings before income taxes and fixed charges    $112,967   $ 84,876   $ 56,117
                                                  --------   --------   --------

Ratio of earnings to fixed charges ............       2.78       2.42       2.30
                                                  --------   --------   --------
                                                  --------   --------   --------


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